                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
                                                               QUALCOMM Contact:
                                                                Julie Cunningham
                                              Vice President, Investor Relations
                                    1-(858) 658-4224 (ph) 1-(858) 651-9303 (fax)
                                                      e-mail:juliec@qualcomm.com

          QUALCOMM REPORTS THIRD FISCAL QUARTER REVENUES OF $1 BILLION
    - OPERATING EARNINGS PER SHARE OF $.75, EXCLUDING NON-RECURRING CHARGES -

ALL OF THE SHARE AND PER-SHARE AMOUNTS IN THIS RELEASE HAVE BEEN ADJUSTED TO REFLECT THE 2:1 STOCK DISTRIBUTION THAT WAS PAID MAY 10, 1999 TO QUALCOMM STOCKHOLDERS OF RECORD ON APRIL 21, 1999.


SAN DIEGO - July 19, 1999 - QUALCOMM Incorporated (Nasdaq: QCOM) today reported revenues of $1 billion and net income of $59 million, or $.35 per share (diluted), for the third quarter of fiscal 1999 (see Financial Data comparisons, pg. 6). Excluding non-recurring charges of $117 million associated primarily with the sale of the Company's terrestrial Code Division Multiple Access (CDMA) wireless infrastructure business, the Company reported record net income in the third quarter of $135 million, or $.75 earnings per share (diluted). This represents an increase in net income, excluding non-recurring items, of 445 percent over the third quarter of fiscal 1998. Revenues in the third quarter of fiscal 1999 increased 15 percent over revenues of $875 million for the year ago quarter. This revenue growth was due to increased communications systems revenues consisting of sales of Application Specific Integrated Circuits (ASICs), OmniTRACS units and CDMA phones, as well as a significant increase in royalties.

"We are pleased to report very strong third fiscal quarter results. Revenues reached the billion dollar mark and we had record net income," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM Incorporated. "We achieved several important milestones this quarter, including closing the sale of the terrestrial CDMA wireless infrastructure business, attaining the number two position in digital phone market share in the U.S.

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 2 of 8


(according to Dataquest), and shipping over 11 million MSM chips to CDMA phone manufacturers worldwide. We are also pleased to have been selected for inclusion in the S&P 500 index."

PRO FORMA RESULTS
(EXCLUDING INFRASTRUCTURE BUSINESS AND NON-RECURRING CHARGES)

Pro forma financial information is provided for the purpose of evaluating what the Company's operating results would have been excluding both non-recurring charges and operating results of the terrestrial CDMA wireless infrastructure business. For the third quarter of fiscal 1999, pro forma revenues were $966 million, pro forma gross profit was 42 percent, pro forma net income was $154 million, and pro forma earnings per share were $.86 (diluted).

Non-recurring pre-tax charges of $117 million were reported in connection with the sale of the terrestrial CDMA wireless infrastructure business (primarily employee-related costs) and including the write-down of certain infrastructure business related assets not being acquired.

HIGHLIGHTS OF FINANCIAL PERFORMANCE

Communications Systems

Communications systems revenues increased 9 percent to $824 million in the third quarter of fiscal 1999 from $759 million in the year ago quarter, with increased sales of ASICs, OmniTRACS units and CDMA phones. Communications systems revenues in the third quarter of fiscal 1998 included significantly higher revenues from Globalstar gateways, terrestrial CDMA wireless infrastructure products and QUALCOMM Personal Electronics (QPE) sales to Sony. Excluding these items in the year ago quarter, revenue growth would have been 49 percent. Communications systems gross margin for the third quarter of fiscal 1999 was 35 percent compared to 24 percent in the third quarter of fiscal

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 3 of 8

1998, reflecting improved margins in all product areas with the exception of infrastructure products.

Total CDMA phone shipments for the third fiscal quarter of 1999 were over 1.7 million units (cumulatively over 12 million). Component shortages limited production growth and margin improvement of the Company's phone products in the third fiscal quarter of 1999. These shortages are expected to continue and could affect the Company's results in the fourth fiscal quarter of 1999. Total MSM phone chip shipments for the third quarter of fiscal 1999 were over 11 million units (cumulatively over 50 million). In addition to substantial growth in the shipment of MSM phone chips, the book-to-bill ratio for the ASICs business was
1.2 for the third quarter of fiscal 1999. The book-to-bill ratio means the Company has $1.20 in ASICs orders for every $1.00 of product shipped. Total OmniTRACS shipments were approximately 12 thousand units (cumulatively over 290,000).

License, Royalty and Development Fees
License, royalty and development fees for the third quarter of fiscal 1999 were $93 million, including $6 million of license fees, compared to $77 million last quarter and $47 million for the year ago quarter.

Contract Services
Contract services revenues were $88 million in the third quarter of fiscal 1999 compared to $70 million for the year ago quarter. The increase in revenues was attributable to the development agreement with Globalstar, the activities of which are expected to decline in future quarters.

Operating Income/Expenses
Operating income excluding non-recurring charges more than quadrupled, increasing 303 percent to $215 million in the third quarter of fiscal 1999 compared to $53 million during the year ago quarter. The increase was attributable to higher revenues and improved gross margins in all product areas with the exception of infrastructure products. Operating

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 4 of 8

income as a percent of revenues more than tripled, increasing to 21 percent for the third quarter of fiscal 1999 from 6 percent in the year ago quarter. Operating expenses (research and development, selling and marketing and general and administrative) excluding non-recurring charges for the third quarter of fiscal 1999 decreased to 20 percent of revenues compared to 23 percent of revenues during the year ago quarter.

Taxes
The Company's effective tax rate for fiscal 1999 is currently estimated to be 35 percent compared to an effective tax rate of 30 percent in fiscal 1998. The effective tax rate for fiscal 2000 may increase as a result of higher earnings relative to investment tax credits.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. The Company's major business areas include CDMA phones; integrated CDMA chipsets and system software; technology licensing; and satellite-based systems including OmniTRACS(R) and portions of the Globalstar(TM) system. Headquartered in San Diego, Calif., QUALCOMM is a FORTUNE 500(R) company traded on the Nasdaq under the ticker symbol QCOM.

Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to the risk that the rate of growth in the CDMA subscriber population will decrease; risks associated with the scale-up and operations of CDMA systems; risks associated with component shortages; risks associated with the ability to sustain or improve operational efficiency and profitability; risks associated with developments in current or future litigation; risks related to customer receivables and performance guarantees; risks associated with timing and receipt of license fees and royalties; risks associated with strategic opportunities or acquisitions the Company may pursue; risks associated with international business activities; risks

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 5 of 8


associated with changes in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's SEC reports.

QUALCOMM, OmniTRACS and Eudora are registered trademarks of QUALCOMM Incorporated. MSM and Thin Phone are trademarks of QUALCOMM Incorporated. Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated. All other trademarks are the property of their respective manufacturers.

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 6 of 8

-------------------------------------------------------------------------------------
                                    1999                                   1999
Dollars in thousands except         3rd Qtr         Non-Recurring          3rd Qtr
       per share data             As Reported         Charges            As Adjusted
-------------------------------------------------------------------------------------
Revenue                          $ 1,004,066                          $ 1,004,066
Gross Profit                         406,399       $    (6,180)           412,579
Gross Profit %                            40%                                  41%
R&D                                   93,791                               93,791
Selling & Marketing                   50,460               200             50,260
G&A                                   54,424             1,162             53,262
Other Operating Expenses             109,345           109,345                 --
Total Operating Expenses             308,020           110,707            197,313
Operating Income                      98,379          (116,887)           215,266
Operating Income %                        10%                                  21%
Other Non-Operating Expense            7,690                                7,690
Income (Loss) Before Taxes            90,689       $  (116,887)           207,576
Net Income                            58,948                              134,924
EPS (Diluted)                    $      0.35                          $      0.75
-------------------------------------------------------------------------------------

FINANCIAL DATA - THIRD QUARTER FISCAL 1999 VS. THIRD QUARTER FISCAL 1998 EXCLUDING NON-RECURRING CHARGES/GAINS


--------------------------------------------------------------------------------------------------------------------
    Dollars in thousands except           1999          1998       Change        1999            1998       Change
           per share data               3rd Qtr       3rd Qtr         %        9 months        9 months        %
--------------------------------------------------------------------------------------------------------------------
Revenue                                  $1,004,066     $875,497       15%      $2,877,684     $2,421,904       19%
Gross Profit                                412,579      250,817       64%       1,030,155        709,277       45%
Gross Profit %                                  41%          29%                       36%            29%
Operating Income                            215,266       53,353      303%         408,537        169,525      141%
Operating Income %                              21%           6%                       14%             7%
Income Before Taxes                         207,576       33,766      515%         318,063        129,741      145%
Net Income                                  134,924       24,740      445%         208,741         96,883      115%
EPS (Diluted)                                $ 0.75       $ 0.17      341%          $ 1.29         $ 0.66       95%
--------------------------------------------------------------------------------------------------------------------

NOTE: 35% EFFECTIVE TAX RATE HAS BEEN ASSUMED FOR FISCAL YEAR 1999 NUMBER
      PRESENTATIONS.

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 7 of 8



                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                     ASSETS

---------------------------------------------------------------------------------------------------------------
                                                                               JUNE 27,           SEPTEMBER 27,
                                                                                 1999                 1998
---------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
  Cash and cash equivalents                                                     $ 436,100            $ 175,846
  Investments                                                                      12,074              127,478
  Accounts receivable, net                                                        747,059              612,209
  Finance receivables                                                              39,784               56,201
  Inventories, net                                                                212,941              386,536
  Other current assets                                                            245,238              178,950
                                                                              -----------          -----------
          Total current assets                                                  1,693,196            1,537,220
Property, plant and equipment, net                                                541,178              609,682
Finance receivables, net                                                          454,678              287,751
Other assets                                                                      288,384              132,060
                                                                              -----------          -----------
TOTAL ASSETS                                                                  $ 2,977,436          $ 2,566,713
                                                                              ===========          ===========
---------------------------------------------------------------------------------------------------------------

                                                              LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                      $ 589,146            $ 660,428
  Unearned revenue                                                                 60,697               67,123
  Bank lines of credit                                                             98,000              151,000
  Current portion of long-term debt                                                 3,054                3,058
          Total current liabilities                                               750,897              881,609
Long-term debt                                                                      2,304                3,863
Other liabilities                                                                 106,602               25,115
                                                                              -----------          -----------
          TOTAL LIABILITIES                                                       859,803              910,587

Minority interest in consolidated subsidiaries                                     48,525               38,530
Company-obligated mandatorily redeemable trust
convertible preferred securities of a subsidiary trust
holding solely debt securities of the Company                                     659,862              660,000

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.0001 par value
  Common stock, $0.0001 par value                                                      15                   14
  Paid-in capital                                                               1,326,963              959,260
  Retained earnings                                                                64,858
  Accumulated other comprehensive income (loss)                                    17,410               (1,678)
          Total stockholders' equity                                            1,409,246              957,596
                                                                              -----------          -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 2,977,436          $ 2,566,713
                                                                              ===========          ===========
---------------------------------------------------------------------------------------------------------------

NOTE: RESTATED SEPTEMBER 27, 1998 STOCKHOLDERS' EQUITY FOR STOCK SPLIT ON MAY
      10, 1999.

QUALCOMM Reports Third Fiscal Quarter 1999 Results                  Page 8 of 8



                              QUALCOMM INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
--------------------------------------------------------------------------------------------------------------------------------
                                                                       JUNE 27         JUNE 28         JUNE 27         JUNE 28
                                                                        1999            1998            1999            1998
--------------------------------------------------------------------------------------------------------------------------------
REVENUES:
  Communications systems                                              $  823,561      $ 758,627      $2,414,923     $ 2,061,084
  Contract services                                                       87,860         69,947         249,126         198,905
  License, royalty and development fees                                   92,645         46,923         213,635         161,915
                                                                      ----------      ---------      ----------     -----------
          TOTAL REVENUES                                               1,004,066        875,497       2,877,684       2,421,904

OPERATING EXPENSES:
  Communications systems                                                 539,092        574,053       1,692,457       1,566,671
  Contract services                                                       58,575         50,627         171,375         145,956
  Research and development                                                93,791         92,810         296,866         244,557
  Selling and marketing                                                   50,460         64,693         173,824         180,519
  General and administrative                                              54,424         39,961         156,477         114,676
  Other                                                                  109,345                        205,169          11,976
                                                                      ----------      ---------      ----------     -----------
          TOTAL OPERATING EXPENSES                                       905,687        822,144       2,696,168       2,264,355


OPERATING INCOME                                                          98,379         53,353         181,516         157,549

Interest income                                                           11,610         10,672          25,645          32,435
Interest expense                                                          (2,704)        (1,792)        (11,478)         (6,166)
Net gain on sale of investments                                                                           5,663           2,950
Loss on cancellation of warrants                                                                         (3,273)
Other                                                                                   (20,000)        (52,531)        (20,000)
Distributions on trust convertible preferred securities
of  subsidiary trust                                                      (9,694)        (9,771)        (29,397)        (29,496)
Minority interest in income of consolidated subsidiaries                  (3,452)       (18,696)         (9,995)        (36,557)
Equity in losses of investees                                             (3,450)        (5,537)         (9,445)         (9,707)
Income before income taxes                                                90,689          8,229          96,705          91,008
Income tax expense                                                       (31,741)        (2,386)        (31,847)        (22,392)
                                                                      ----------      ---------      ----------     -----------
NET INCOME                                                            $   58,948      $   5,843      $   64,858     $    68,616
                                                                      ==========      =========      ==========     ===========

Net earnings per common share:
  Basic                                                                   $ 0.39         $ 0.04          $ 0.45          $ 0.50
  Diluted                                                                 $ 0.35         $ 0.04          $ 0.42          $ 0.47
Shares used in per share calculation:
  Basic                                                                  150,290        138,574         145,450         137,798
  Diluted                                                                187,883        147,956         154,256         147,509

NOTE: THE CONVERSION OF THE TRUST CONVERTIBLE PREFERRED SECURITIES WAS ASSUMED FOR CALCULATION OF DILUTED EPS FOR THE THREE MONTH PERIOD ENDED JUNE 27, 1999.